For immediate release

CRTC approves transfer of MTS broadcasting licence to Bell

Rollout of popular Fibe TV service part of billion-dollar Bell MTS investment plan for Manitoba

MONTRÉAL, December 20, 2016 – BCE Inc. (Bell) (TSX, NYSE: BCE) welcomes the CRTC’s approval of the transfer of the broadcasting distribution undertaking licence held by Manitoba Telecom Services Inc. (MTS) (TSX: MBT) to Bell.

“We continue to make progress toward uniting Bell and MTS as we work with federal regulators to complete the remaining transaction approvals,” said George Cope, President and CEO of BCE and Bell. “Bell and MTS look forward to implementing our billion-dollar capital investment program to bring innovative broadband fibre and wireless services to Manitobans everywhere.”

Expected to close in early 2017, the Bell MTS transaction has been approved by MTS shareholders, the Manitoba courts and the CRTC, and is subject to approval by the Competition Bureau and Innovation, Science and Economic Development (ISED).

Bell MTS broadband investment: Fibe TV and more
The CRTC’s approval of the transfer of the terrestrial broadcasting licence will enable the rollout in Winnipeg and other locations of Bell’s next-generation Fibe TV. A superior viewing experience that’s driving real choice and competition in Canadian television, Fibe TV delivers exclusive innovations like Restart, Trending, wireless TV and Apple TV support that aren’t available from traditional cable companies. Fibe TV’s strong growth in Ontario, Québec and the Atlantic provinces has transformed Bell into Canada’s largest TV service provider.

Bell announced the $3.9-billion MTS transaction on May 2, and a 5-year, $1 billion plan to roll out new broadband network infrastructure and next-generation services – including Fibe TV, Gigabit Fibe Internet and Canada’s fastest LTE wireless services from Bell Mobility – across Manitoba.

Major Bell MTS infrastructure projects already announced include Fibe and LTE services for Winnipeg’s unique “Innovation Alley” hub, advanced broadband services for the arctic port town of Churchill, continuous broadband wireless coverage along Highway 75 in southern Manitoba and along Highway 6 in the north to Thompson, and new broadband services for Flin Flon and remote indigenous communities.

Caution concerning forward-looking statements
This news release contains forward-looking statements including, but not limited to those relating to a statutory plan of arrangement under section 185 of The Corporations Act (Manitoba), pursuant to which, among other things, BCE intends to acquire all of the issued and outstanding common shares of MTS (the Arrangement), the expected timing and completion of, and certain strategic, operational and financial benefits expected to result from, the Arrangement, our network deployment and capital investment plans in Manitoba, our business outlook, objectives, plans and strategic priorities, information concerning MTS and BCE, and other statements that are not historical facts.
Forward-looking statements are typically identified by the words assumption, goal, guidance, objective, outlook, project, strategy, target and other similar expressions or future or conditional verbs such as aim, anticipate, believe, could, expect, intend, may, plan, seek, should, strive and will. All such forward-looking statements are made pursuant to the “safe harbour” provisions of applicable Canadian securities laws and of the United States Private Securities Litigation Reform Act of 1995.

Forward-looking statements, by their very nature, are subject to inherent risks and uncertainties and are based on several assumptions, both general and specific, which give rise to the possibility that actual results or events could differ materially from our expectations expressed in or implied by such forward-looking statements. As a result, we cannot guarantee that any forward-looking statement will materialize and we caution you against relying on any of these forward-looking statements. The forward-looking statements contained in this news release describe our expectations at the date of this news release and, accordingly, are subject to change after such date. Except as may be required by Canadian securities laws, we do not undertake any obligation to update or revise any forward-looking statements contained in this news release, whether as a result of new information, future events or otherwise. Forward-looking statements are provided herein for the purpose of giving information about the Arrangement and its expected impact, including our network deployment and capital investment plans in Manitoba. Readers are cautioned that such information may not be appropriate for other purposes. Completion and timing of the Arrangement are subject to a number of conditions precedent and termination rights, some of which are outside MTS’ and BCE’s control, including, without limitation, receipt of the required regulatory approvals, the operation and performance of the MTS business in the ordinary course until closing of the Arrangement, the absence of a material adverse effect, including no award being in force, which would result in a material adverse effect and no action being pending or threatened (other than frivolous or vexatious actions) against or involving MTS or its subsidiaries that, if decided against MTS or its subsidiaries, would result in a material adverse effect, and compliance by MTS with various other covenants contained in the arrangement agreement between MTS and BCE dated May 1, 2016, all of which are subject to important risks, uncertainties and assumptions. There can be no certainty, nor can MTS or BCE provide any assurance, that all conditions precedent to the Arrangement will be satisfied or waived and that the Arrangement will occur, or, if satisfied or waived, when they will be satisfied or waived. If the Arrangement is not completed, the market price of MTS’ common shares may be materially adversely affected. Moreover, a substantial delay in obtaining the required regulatory approvals or the presence of an award or action that would result in a material adverse effect could result in a prolonged extension of the outside closing date. The Arrangement could be modified, restructured or terminated. There can also be no assurance that the strategic, operational or financial benefits expected to result from the proposed transaction, as well as our network deployment and capital investment plans in Manitoba, will be realized. The nature and value of capital investments planned to be made in Manitoba over 5 years assume completion of the Arrangement as well as our ability to access or generate the necessary sources of capital. However, there can be no assurance that the Arrangement will be completed or that the required sources of capital will be available with the result that the actual capital investments made by us in Manitoba during such period could materially differ from current expectations.
For additional information on assumptions and risks underlying certain forward-looking statements made in this news release relating, in particular, to our network deployment and capital investment plans, please consult BCE’s 2015 Annual MD&A dated March 3, 2016 (included in the BCE 2015 Annual Report) as updated in BCE’s 2016 First, Second and Third Quarter MD&As dated April 27, 2016, August 3, 2016 and November 2, 2016, respectively, filed by BCE with the Canadian provincial securities regulatory authorities (available at Sedar.com) and with the U.S. Securities and Exchange Commission (available at SEC.gov). These documents are also available at BCE.ca. Additional information is also available in the Risks and uncertainties section of MTS’s 2015 annual MD&A and MD&A for Q1, Q2 and Q3 of 2016, each of which are available at www.mts.ca/aboutus and on Sedar.com.

About Bell
Canada’s largest communications company, Bell provides consumer, business and government customers with a comprehensive and innovative suite of broadband wireless, TV, Internet and business communication services from Bell Canada and Bell Aliant. Bell Media is Canada’s premier multimedia company with leading assets in television, radio, out of home and digital media. Founded in Montréal in 1880, Bell is wholly owned by BCE Inc. (TSX, NYSE: BCE). To learn more, please visit BCE.ca or Bell.ca.

The Bell Let’s Talk initiative promotes Canadian mental health with national awareness and anti-stigma campaigns like Bell Let’s Talk Day and significant Bell funding of community care and access, research, and workplace initiatives. Bell Let’s Talk Day 2017 is January 25. To learn more and join the conversation, please visit Bell.ca/LetsTalk.

Media inquiries:
Michelle Michalak
(416) 215-3021
michelle.michalak@bell.ca

Investor inquiries:

Thane Fotopoulos
(514) 870-4619
thane.fotopoulos@bell.ca